Exhibit 15.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-143804 on Form F-3 and Nos. 333-144240 and 333-207168 on Form S-8 of StealthGas Inc. of our report dated April 27, 2021, relating to the balance sheet as of December 31, 2020, and the related statements of comprehensive income/(loss), stockholders’ equity, and cash flows for the period from February 1, 2019 to December 31, 2019 and for the year ended December 31, 2020, and the related notes to the financial statements of Spacegas Inc. appearing in this Annual Report on Form 20-F for the year ended December 31, 2021.

/s/ Deloitte Certified Public Accountants S.A.

Athens, Greece

April 29, 2022

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